Exhibit 10.1
Tripath Imaging, Inc.
Amendment Number 1 dated July 27, 2005 to
Amended and Restated 1996 Equity Incentive Plan

RESOLVED:	That Section 8(g) of the Amended and Restated 1996 Equity Incentive Plan be deleted, such that the plan shall no longer provide for Company loans to pay for the exercise price of options. Section 8(g) of the plan, deleted hereby, stated:

“Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with the grant or exercise of any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying or related to such Award (provided that the loan shall not exceed the Fair Market Value of the security subject to such Award), and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.”

RESOLVED:	That Section 5(c) of the Amended and Restated 1996 Equity Incentive Plan be amended to delete the bracketed language indicated in bold below, such that the plan shall no longer provide for Company loans to pay for the exercise price of options:

(c) Payment. Payment for shares to be delivered pursuant to any exercise of an Option may be made in whole or in part in cash or, to the extent permitted by the Committee at or after the grant of the Option, by delivery of [a note or other commitment satisfactory to the Committee or] shares of Common Stock owned by the optionee, including Restricted Stock, or by retaining shares otherwise issuable pursuant to the Option, in each case valued at their Fair Market Value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.